EXHIBIT 10.1

This Agreement was provided for review on June 10, 2009. Mr. Olson has 21 days from such date to consider this Agreement, to discuss it with an attorney if he chooses and to decide whether to sign this Agreement. If Mr. Olson signs and returns this Agreement, it will bind both Mr. Olson and Occidental unless Mr. Olson revokes it as provided in Paragraph 13.

THIS AGREEMENT (this “Agreement”), is entered into as of the Effective Date (as defined in Paragraph 1), by and between Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), and R. Casey Olson (“Mr. Olson”), based upon the following:

A.	Mr. Olson has been employed as a full-time employee of Occidental or its affiliates since February 1, 1997; and

B.	The parties desire to provide for Mr. Olson’s retirement from employment.

In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.

Effective Date of Agreement: This Agreement will take effect at 12:00 a.m. on the eighth day after Mr. Olson signs this Agreement (the “Effective Date”), unless Mr. Olson revokes it as provided in Paragraph 13. If this Agreement does not take effect, Mr. Olson’s employment will end on the Retirement Date and he will not receive any Retirement Payments.

2.

Retirement and Retirement Date: Mr. Olson’s employment by Occidental will end at 11:59 p.m. on December 31, 2009 (“Retirement Date”), until which time, Occidental expects, subject to the same discretion Occidental currently has, that Mr. Olson will remain an Executive Vice President with the same salary and benefits as he currently enjoys.

3.	Retirement Payments: If this Agreement becomes effective as provided in Paragraphs 1 and 13, Occidental shall provide Mr. Olson with payments (“Retirement Pay”) as follows:

(a)	Mr. Olson will receive Retirement Pay for the period that begins at 12:00 a.m. on January 1, 2010 and concludes at 11:59 p.m. on December 31, 2010 (“Retirement Pay Period”).

(b)

Mr. Olson’s Retirement Pay will be the periodic amount of Eighteen Thousand dollars ($18,000), which would be Four Hundred, Thirty-two Thousand dollars ($432,000) annually, reduced by appropriate deductions for applicable taxes and any medical and dental coverage. Mr. Olson’s Retirement Pay will be paid to him semi-monthly, by using his choice of direct deposit or by check mailed to the address on file or to another address that he identifies pursuant to Paragraph 17.

(c)

Notwithstanding his retirement, if Occidental selects him for participation, Mr. Olson will be paid pursuant to the terms of the Executive Incentive Compensation Plan the amount that the Executive Compensation and Human Resources Committee (the “Committee”) approves. Payment, if any, will be made as required by such Plan no later than March 15, 2010.

(d)

In recognition of the forfeiture of Performance Stock Awards (“PSAs”), Total Stockholder Return Incentive Awards (“TSRIs”) and Return on Equity Awards (“ROEIs”) (collectively, “Forfeited Awards”) as provided in the applicable award agreement as a result of Mr. Olson’s retirement and as detailed in Attachment A to this Agreement, Mr. Olson will receive as Retirement Pay with respect to each such award the payments, subject to withholding for applicable taxes, described in clauses (i), (ii), (iii) and (iv) below, which payments shall be made in the same year as the payments of such Forfeited Awards otherwise would have been made:

(i)

a cash payment in February 2011, with respect to the forfeited PSAs that would have been paid in each of those years. Payment in each case shall be made as promptly as practicable on or after February 1 of each such year, at approximately the same time as payment of the corresponding Forfeited Award would have been made following certification in February by the Committee of the performance level achieved by Occidental with respect to such PSA, but in no case before the date of such certification or later than December 31 of the applicable year.

Each such cash payment will equal:

the product of:

(1)	the forfeited portion of the PSA that would otherwise have been paid in the relevant year, and

(2)	the payout percentage certified by the Committee for the Forfeited Award; and

(3)	the closing price on the date such Forfeited Awards would have vested of one share of Occidental’s common stock, $0.20 par value (“Common Stock”).

(ii)

a cash payment in July 2010 and 2011, and, if Mr. Olson is granted ROEIs in July 2009, in any applicable subsequent years, with respect to the forfeited ROEIs that would have been paid in each of those years. Payment in each case shall be made as promptly as practicable on or after July 1 of each such year, at approximately the same time as payment of the corresponding Forfeited Award would have been made following certification in July by the Committee of the performance level achieved by Occidental with respect to such ROEI, but in no case before the date of such certification or later than December 31 of the applicable year.

Each such cash payment will equal:

the product of:

(1)	the forfeited value of the ROEIs that would otherwise have been paid in the relevant year, and

(2)	the payout percentage certified by the Committee for the Forfeited Award.

(iii)

a cash payment in July 2011 and 2012, and, if Mr. Olson is granted TSRIs in July 2009, in any applicable subsequent years, with respect to the forfeited TSRIs that would have been paid in each of those years. Payment in each case shall be made as promptly as practicable on or after July 1 of each such year, at approximately the same time as payment of the corresponding Forfeited Award would have been made following certification in July by the Committee of the performance level achieved by Occidental with respect to such TSRI, but in no case before the date of such certification or later than December 31 of the applicable year.

Each such cash payment will equal:

the product of:

(1)	the forfeited portion of the TSRI that would otherwise have been paid in the relevant year, and

(2)	the payout percentage certified by the Committee for the Forfeited Award, and

(3)	the closing price on the date such Forfeited Awards would have vested of one share of the Common Stock.

(iv)

a cash payment in (i) January, April, July and October of 2010 and 2011, and (ii) January, April and July of 2012, and, if Mr. Olson is granted TSRIs in July 2009, in any applicable subsequent years, with respect to the dividend equivalents that would have been paid with respect to the Forfeited Awards in each of those years. Payment in each case shall be made as promptly as practicable on or after January 1, April 1, July 1 and October 1 of each such year, at approximately the same time as payment of the dividend equivalents with respect to the corresponding Forfeited Award would have been made, but in no case later than December 31 of the applicable year.

(e)

If Mr. Olson is a “specified employee” as defined by Section 409A of the U.S. Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), payment of his Retirement Pay under Paragraph 3(b) will not begin until the seventh month that begins after his Retirement Date. Mr. Olson’s first installment payment will include a lump sum payment for the portion of the Retirement Pay that would have been paid through the date of such payment had Mr. Olson not been a specified employee. The determination of whether Mr. Olson is a specified employee will be made pursuant to any rules adopted for such purposes by Occidental’s Board of Directors. This delay shall also apply with regard to any reimbursement or payment or the provision of any benefit under this Agreement that is considered deferred compensation under Section 409A payable on account of a “separation from service” (as distinguished from, for instance, at a specified time or on a fixed schedule as described under Treas. Reg. § 1.409A-3(a)(4) and -3(i)) and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise).

(f)

Should Mr. Olson die before all payments contemplated by this Paragraph 3 have been made, the remaining payments will continue for the benefit of his heirs and will be made at the times specified in this Paragraph.

(g)

During the Retirement Pay Period Mr. Olson will be reasonably available as necessary, at no additional cost to Occidental, to assure a smooth transition, or assist in matters relating to projects or events occurring while Mr. Olson was employed by Occidental; provided, however, Occidental will reimburse Mr. Olson for the travel and other expenses incurred by him in connection with providing such assistance and, in connection with any such travel, will provide him with Occupational Accidental Death and Dismemberment Insurance consistent with similar insurance that Occidental provides to its employees at the time. Occidental will not request Mr. Olson to provide services in excess of 375 hours per year except pursuant to an agreement between the parties reasonably acceptable to each. No such agreement is contemplated at present.

4.

Medical and Dental Benefits: Any benefits provided pursuant to this Paragraph 4 will be subject to the terms and conditions governing the applicable medical, dental or retiree medical benefit plan, including, without limitation, the right of Occidental to modify, amend, change or terminate such plan.

(a)

Medical Coverage: Provided that Mr. Olson is a participant in the medical plan on the Retirement Date, Mr. Olson and any enrolled dependents may continue to participate during the period that commences at 12:00 a.m. on January 1, 2010 and ends at midnight on October 31, 2010 (the “Medical Coverage Period”). During the Medical Coverage Period, Mr. Olson and any enrolled dependents may continue to participate in the medical plan at the active participant rate, but on an after-tax basis, for the same coverage then in effect or as changed in the future for active participants. At the end of the Medical Coverage Period, if Mr. Olson is then enrolled in the plan, he will be eligible for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage, at his sole expense, for the period established by COBRA.

(b)

Dental Coverage: Provided that Mr. Olson is a participant in the dental plan on the Retirement Date, Mr. Olson and any enrolled dependents may continue to participate during the Medical Coverage Period at the active participant rate, but on an after-tax basis, for the same coverage then in effect or as changed in the future for active plan participants. After the Medical Coverage Period, Mr. Olson will be eligible for COBRA coverage, at his sole expense, for the period established by COBRA.

(c)

Retiree Medical Coverage: Mr. Olson's eligibility for retiree medical coverage and the monthly amount payable for such coverage will be determined based on his age and years of service as if he continued to be an employee throughout the Medical Coverage Period. If on the last day of the Medical Coverage Period, Mr. Olson (1) has at least 30 years of eligible service, (2) is at least age 50, has at least 5 years of eligible service with combined age and service of 65 years or more, or (3) otherwise satisfies the eligibility requirements under the Occidental medical plan, Mr. Olson will be eligible to receive retiree medical coverage beginning on the first day of the month following the Medical Coverage Period if he is then age 55 or older (if he is not then age 55, he will be eligible on the first day of the month on or after his 55th birthday) under the terms of the Occidental medical plan in effect at that time, subject to any future changes. Immediately prior to commencing retiree medical coverage under the Occidental medical plan, Mr. Olson must be enrolled in an Occidental-sponsored medical plan or covered under another group medical plan. For purposes of determining Mr. Olson's required contribution to the cost of retiree medical coverage, he will be deemed to have 80 years of combined age and service.

5.

Other Benefit Plans and Programs: Except as expressly provided in Paragraph 4 and this Paragraph 5, commencing the first day after his Retirement Date, Mr. Olson will not be eligible to participate in any employee benefit or compensation plans or programs offered by Occidental. Any benefits or compensation will be subject to the terms and conditions governing the applicable benefit or compensation plan, including, without limitation, the right of Occidental to modify, amend, change or terminate such plan.

(a)

Occidental Savings Plan (401(k)) and Retirement Plan: After his Retirement Date: (i) Mr. Olson will be eligible to receive distributions or make withdrawals from the Occidental Savings Plan (401(k)) and Occidental Retirement Plan in accordance with the terms of such plans, and; (ii) Mr. Olson will not be eligible to make or receive contributions to such plans.

(b)

Deferred Compensation Plans, Deferred Stock Programs and Supplemental Retirement Plans (“Deferral Arrangements”): If Mr. Olson is a participant in any of the Deferral Arrangements, he will receive distributions according to the provisions of the applicable Deferral Arrangement. Mr. Olson will not be eligible to make or receive further contributions to such Deferral Arrangements. If Mr. Olson has been designated as a “specified employee” as defined by Section 409A and pursuant to any rules adopted for such purpose by Occidental’s Board of Directors in accordance with the requirements of Section 409A, Mr. Olson may not receive certain distributions from Deferral Arrangements within six months of Mr. Olson's Retirement Date.

(c)

Health Savings Account (“HSA”): If Mr. Olson participates in a high deductible health plan and Mr. Olson also elects to contribute to an HSA, Occidental contributions and automatic payroll deductions for Mr. Olson's HSA will cease as of his Retirement Date. After his Retirement Date, Mr. Olson may contribute directly to his HSA provider.

(d)

Flexible Spending Account (“FSA”): If Mr. Olson contributes to either the Health Care Spending Account FSA or the Dependent Care Spending Account FSA, or both, Mr. Olson's automatic pre-tax payroll contributions will cease as of his Retirement Date. Eligible expenses incurred through his Retirement Date up to the balance in Mr. Olson's account with respect to dependent care expenses and up to the amount he elected for the year for eligible health care expenses may be submitted for reimbursement. After his Retirement Date, Mr. Olson will be eligible to continue participation in the FSA through COBRA coverage, on an after-tax basis, for the period established by COBRA.

(e)

Incentive Compensation: The vesting, forfeiture and right to exercise or receive any outstanding incentive compensation or awards will be governed by the terms and conditions of Mr. Olson’s award agreements (including any terms and conditions required to be accepted online for the award to become effective) and, if there is no award agreement or online terms and conditions, then by the terms and conditions of the applicable incentive plan.

(f)

Group Excess Liability Insurance: Occidental will continue to provide Mr. Olson with group excess liability insurance coverage through June 30, 2010, on the same terms and conditions on which it provides such insurance to its senior executives.

(g)

Tax Preparation and Financial Planning: Mr. Olson will have the right to receive reimbursement for financial planning and investment advice, including legal advice related to tax and financial matters, up to the unused amounts allocated for him in 2009. Requests for such reimbursements must be made by Mr. Olson no later than March 1, 2010 so that the reimbursement can be made by March 15, 2010. Any amounts not actually reimbursed by March 15, 2010 shall be forfeited.

(h)

No Other Retirement Benefits: Notwithstanding anything in this Agreement to the contrary, Mr. Olson hereby acknowledges and agrees that this Agreement is in lieu of and automatically disqualifies Mr. Olson from participating in all plans, programs or arrangements of separation, severance, termination or pay continuation announced or maintained heretofore or hereafter by or on behalf of Occidental or its affiliates, except as expressly provided in this Agreement. In the event payments made under this Agreement are substitutes for payments under any other plan, program, or arrangement that constitute deferred compensation under Section 409A, the applicable payment terms of this Agreement have been made consistent with the payment provisions of such other plan, program, or agreement to the extent required by Section 409A.

6.

Confidential Information: Mr. Olson agrees that he will continue to comply after his Retirement Date with any existing agreement with or for the benefit of Occidental or its affiliates or between Occidental or its affiliates and any third party for the benefit of the third party regarding confidential or proprietary information, including trade secrets and patents. Additionally, except as permitted by law, Mr. Olson agrees that he will not divulge to any person, business, firm, corporation or government entity, nor use to the detriment of Occidental, or any of its subsidiaries and affiliates, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time during the term of this Agreement or anytime thereafter:

(a)	Any trade secrets of Occidental or its subsidiaries or affiliates in any form, including, without limitation, all graphic material, forms, documents, data and information; and

(b)

Any confidential information of Occidental or its subsidiaries or affiliates in any form, including, without limitation, inventions, discoveries, improvements, methods, technology, business plans, environmental plans, procedures and practices, enterprises, manufacturing information, purchasing information, negotiations with any third parties, plant design or operation, financial results, medical records or information, or any other confidential information of Occidental or its subsidiaries or affiliates affecting or concerning any aspect of the business or operations of Occidental or its subsidiaries affiliates or any of its or their directors, officers or employees, developed, acquired, used by, disclosed to or discovered by Mr. Olson during his employment by Occidental.

7.

Return of Property: Mr. Olson agrees to return to Occidental on or before the Retirement Date, all originals, copies, and all electronic or digitally created or stored originals and copies of Occidental’s and its subsidiaries’ and affiliates’ property in his possession or under his control, including, without limitation all Occidental keys, security passes, directories, policies, procedures, manuals, reports, organization charts, documents, records and files, including without limitation all information of the type described in Paragraphs 6(a) and (b). Notwithstanding the other provisions of this Paragraph 7, for the convenience of Occidental in facilitating the transition contemplated by Paragraph 3(g), Mr. Olson shall keep the laptop, cellular phone and Blackberry issued to him by Occidental and currently in his possession, including the email, internet and telephone services associated with such devices for the duration of the Retirement Pay Period. At the end of the Retirement Pay Period, Mr. Olson shall be permitted to keep such laptop, cellular phone and Blackberry; provided that he arranges to permanently delete all confidential information and licensed software contained on such devices before the end of Retirement Pay Period and provided further that if Mr. Olson has been designated as a “specified employee” as defined by Section 409A, and pursuant to any rules adopted for such purpose by Occidental’s Board of Directors in accordance with the requirements of Section 409A, the parties will treat the transfer of such devices (and the payment of the related services) as being subject to the exception in regulation section 1.409A-1(b)(9)(v)(D) (or any successor provision), to the extent that the transfer of such devices (or the payment of the related services) is taxable to him.

8.

Disclosure and Non-Disparagement: Mr. Olson will not disclose the terms and conditions of this Agreement to anyone other than his immediate family, accountant, or attorney or as directed by lawful court order. Except as permitted by law, Mr. Olson will not make any derogatory, defamatory or negative statement about the oil and gas industry, Occidental or any of its affiliates, officers, directors, or employees, including to the press, electronic media, to any part of the investment community, or to any person connected with, employed by or having a relationship to any of them.

9.

Waiver and Release: Mr. Olson absolutely and forever releases and discharges Occidental and its past and present subsidiaries and affiliated entities and each of their shareholders, officers, directors, employees, insurance carriers, predecessors and successors, assigns, agents, attorneys, representatives, heirs, benefit plans, and administrators (referred to collectively as “Occidental Releasees”) and each of them from all Mr. Olson's claims for relief, causes of action, liabilities, debts, liens, expenses, damages, judgments, attorneys’ fees and costs of whatever kind or nature whatsoever, whether arising in law or equity, whether currently known or unknown, or later discovered by Mr. Olson, that Mr. Olson has, may have or claims to have against Occidental Releasees, individually or collectively, arising out of, relating to, or resulting from any acts or omissions occurring prior to the execution of this Agreement, including without limitation, such acts or omissions arising out of, relating to or resulting from Mr. Olson's employment, termination of employment or any compensation, benefits or any other terms or conditions of that employment with Occidental or its past and subsidiaries and affiliated entities (referred to collectively as “Released Claims”). Mr. Olson represents that he is unaware of any workers’ compensation claim brought on his behalf or any facts on which such a claim could be brought.

(a)

Mr. Olson's Released Claims include but are not limited to all claims arising out of any express or implied agreement, or any California, Texas, New York, or other state, municipal, local, Federal or foreign constitution, statute, regulation or ordinance, order, public policy or common law, examples of which include, without limitation: Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Act of 1866; Equal Pay Act; Age Discrimination in Employment Act of 1967; Employee Retirement Income Security Act of 1974; Americans with Disabilities Act; Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; Regulations of the Office of Federal Contract Compliance Program; Rehabilitation Act of 1973; Worker Adjustment Retraining and Notification Act; New York Human Rights Laws; Texas Commission on Human Rights Act; Texas Labor Code Section 21.001 et seq.; California Government Code Section 12900 et seq.; all provisions of the California Labor Code; orders of the California Industrial Welfare Commission; and all of the foregoing as they may have been amended.

(b)

Mr. Olson's Released Claims do not include obligations created by this Agreement or any existing rights to indemnity pursuant to statute, contractual indemnity, or By-law provisions of Occidental or any of its subsidiaries and affiliated entities.

10.

Laws With Respect to Releases: There are laws that may invalidate releases of claims that are unknown to the releasing party. By signing this Agreement, Mr. Olson agrees to waive any protection to which he may otherwise be entitled against any Occidental Releasees by virtue of any such law. In particular, and not by way of limitation, Mr. Olson represents and acknowledges that he is familiar with Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Mr. Olson waives and relinquishes any rights and benefits that he has or may have against Occidental Releasees individually and collectively under Section 1542 of the California Civil Code, or any similar applicable statute to the full extent permitted by law.

11.

Entire Agreement: This Agreement, together with the agreements referred to in Paragraph 6 and Attachment A to this Agreement, contain the entire agreement and understanding between the parties concerning the subject matter of this Agreement. Each party represents to the other that this Agreement is executed without reliance on any inducement or representation by anyone except as stated in this Agreement. This Agreement can only be modified by a writing, signed by Mr. Olson and Occidental.

12.

Dispute Resolution: Any claim or controversy that arises between Mr. Olson and Occidental or any of its subsidiaries or affiliates shall be decided exclusively by final and binding arbitration, including without limitation, any claims arising out of or relating to the interpretation, enforcement, alleged breach, or the subject matters of this Agreement, claims by Mr. Olson against any Occidental Releasees, and to the full extent permitted by law, any claims arising out of local, state, federal and foreign common law, statutes and ordinances. In exchange for the benefits of mutual and binding arbitration, Mr. Olson and Occidental are waiving the right to bring a claim against the other in a court that would be tried before a judge or jury. Mr. Olson and Occidental and its subsidiaries and affiliates retain any rights to injunctive relief that may be available under applicable laws. Notwithstanding the foregoing, any dispute or claim in connection with the receipt of benefits under any Occidental-sponsored benefit plans shall be governed exclusively by the claims procedures under the applicable plan.

The arbitration will be conducted by a single arbitrator, in California, in accordance with the procedures required by the law of such state, and to the extent not inconsistent with applicable law, the following will govern arbitration hereunder:

(a)

Commencing Arbitration: The National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) will apply. The party seeking arbitration will provide written notice, respectively, to the General Counsel of Occidental or to Mr. Olson stating the issues to be arbitrated and a summary of the facts on which the claims are based. The parties will attempt to select a mutually acceptable arbitrator within 21 days after receipt of the written notice. If they are unable to agree, the arbitrator will be selected from a list of nine potential arbitrators recommended by AAA at the request of either party. The arbitrator will be an attorney with experience in the employment field or a retired judge.

(b)

Power of the Arbitrator: The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction.

(c)

Expense of Arbitration: To the extent required under applicable law, Mr. Olson’s responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and Occidental shall pay all remaining fees and expenses of the arbitrator. Unless otherwise required under applicable law, the expenses of the arbitrator (including compensation) shall be borne equally by the parties and each party shall pay its own expenses of arbitration. Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator. Payment of any fees or expenses by Occidental that is required under this Paragraph 12(c) and that is not exempt from Section 409A shall comply with Section 409A’s requirements for reimbursement or in-kind benefit plans, as set forth in regulation section 1.409A-3(i)(1)(iv) (or any successor provision). For purposes of satisfying such requirements under Section 409A, the following rules shall apply but only to the extent that the payment under this Paragraph 12(c) is subject to Section 409A, (i) any payment by Occidental that is otherwise required by Paragraph 12(c) shall be made during the period not longer than Mr. Olson’s lifetime plus 20 years, (ii) the amount of payments made during one taxable year of Mr. Olson shall not affect the amount of such payments in any other taxable year; (iii) a payment shall be made by the last day of Mr. Olson’s taxable year following the taxable year in which the expense was incurred and (iv) Mr. Olson’s right to payments by Occidental under this Paragraph 12(c) shall not be subject to liquidation or exchange for any other benefit.

13.

Acknowledgment With Respect to Releases/Effective Date: Mr. Olson acknowledges and agrees that the releases given above include a waiver and release of any and all claims which he has or may have against Occidental and Occidental Releasees, individually and collectively, including, without limitation, any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. The waivers and releases above are given only in exchange for consideration (something of value) in addition to anything of value to which Mr. Olson is otherwise already entitled. The waiver and releases set forth above do not waive rights or claims that may arise after the date on which Mr. Olson signs this Agreement. Mr. Olson acknowledges that:

(a)	he has carefully read and fully understands all of the terms and provisions of this Agreement;

(b)	This Agreement is written in a manner calculated to be and is understood by him;

(c)	he knowingly and voluntarily waives and releases his rights and claims and agrees to all of the terms and provisions of this Agreement;

(d)	he knowingly and voluntarily intends to be legally bound by all of the terms and provisions of this Agreement;

(e)	he was previously advised, and is hereby advised in writing to consult with an attorney of his choice before executing this Agreement;

(f)	he has a full 21 days from the date he is presented with this Agreement to consider whether or not to sign this Agreement; and

(g)	To the extent he executes this Agreement before the expiration of the 21-day period, he does so knowingly and voluntarily.

Mr. Olson has the right to cancel and revoke this Agreement during the seven calendar days following the day on which he executes this Agreement as evidenced by the date beneath his signature. This Agreement shall not become effective, and no money or other consideration shall be paid hereunder, and no other Occidental duty hereunder will arise until the expiration of such seven-day period. In order to revoke this Agreement, Mr. Olson must deliver to Martin Cozyn, prior to the expiration of said seven-day period, a written notice of cancellation. In accordance with Paragraph 1, this Agreement shall take effect at 12:00 a.m. on the eighth day after Mr. Olson signs this Agreement, provided he has not revoked the Agreement.

14.

Severability: If any part of this Agreement, with the exception of Paragraphs 2, 3, 4, 5, 9, 10 and 13, is held by any tribunal of appropriate jurisdiction to be invalid or unenforceable, that part shall be stricken from this Agreement and all other terms of this Agreement shall remain in full force and effect to the full extent permitted by law. Paragraphs 2, 3, 4, 5, 9, 10 and 13 are the essence of this Agreement and should any part of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void and any consideration received under this Agreement shall be returned to Occidental.

15.	Successors: This Agreement shall be binding upon Mr. Olson, his heirs, executors and assigns and upon Occidental, and all of its successors and assigns.

16.

Governing Law/Compliance with Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law rules or principles thereof, and shall be construed according to its ordinary meaning and not for or against either party. Notwithstanding the foregoing, this Agreement shall be interpreted in accordance with all applicable requirements of the U.S. Internal Revenue Code, Section 409A, and any distribution, acceleration or election feature of this Agreement subject to Section 409A that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result.

17.

Address for Communications: Mr. Olson shall keep Occidental informed of (i) his official residence address for purposes of communications pursuant to this Agreement and under benefit plans and (ii) his designated bank account if he chooses to receive payments pursuant to this Agreement through direct deposit. Mr. Olson's current designated address is:

18.	No Admission of Liability: This Agreement does not constitute an admission by any party hereto of wrongdoing or liability and it shall not be construed as such.

19.	No Attorneys’ Fees or Costs: Each party to this Agreement shall bear its own attorney fees and costs of any kind incurred in connection with the negotiation, review and finalization of this Agreement.

20.

Indemnification. To provide Mr. Olson with specific contractual assurance that the indemnification protection provided by the By-Laws of Occidental will be available to Mr. Olson after his Retirement Date (regardless of, among other things, any amendment to or revocation of such By-Laws or any change in the composition of Occidental’s Board of Directors or any acquisition transaction relating to Occidental), Occidental agrees to the indemnification of and the advancing of expenses to Mr. Olson on the same terms and conditions as set forth in the form of Indemnification Agreement approved by Occidental’s Stockholders at the 1987 Annual Meeting of Stockholders, which terms and conditions are incorporated herein by reference, and, to the extent insurance is maintained, to provide for the continued coverage of Mr. Olson under Occidental’s directors’ and officers’ liability insurance policies. Notwithstanding the foregoing, to the extent any indemnification payment is subject to Section 409A, it shall comply with such requirements, including Section 409A’s requirements for reimbursement or in-kind benefit plans, as set forth in regulation section 1.409A-3(i)(1)(iv) (or any successor provision). For purposes of satisfying such requirements, the rules set forth in Paragraph 12(c) shall apply.

21.

Return of Incorrect Payments: If Mr. Olson receives Retirement Pay, benefit award amounts (in cash or equity), distributions of deferred amounts or other property from Occidental or its affiliates to which Mr. Olson is not entitled hereunder or which otherwise should have been withheld for taxes or otherwise, then, and in such event, Mr. Olson shall hold such Retirement Pay, benefit award amounts, distributions or other property in trust for the benefit of, and shall immediately pay over or deliver such property to, Occidental. If Occidental has continuing payment obligations under this Agreement at the time such error in payment is discovered, Occidental may offset such payment obligations against Mr. Olson’s obligations under this Section 21, but only to the extent permitted by Section 409A, including Treas. Reg. § 1.409A-3(j)(4)(xiii).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth below.

Occidental

By:	/s/ MARTIN A. COZYN

Martin A. Cozyn

Executive Vice President, Human Resources

By:	/s/ R. CASEY OLSON

R. Casey Olson

Date:	June 12, 2009

ATTACHMENT A

Forfeited Awards

R. Casey Olson

Termination Date: 1/1/2010

Performance Stock Awards
Grant Year	Target Share Units	No. of Performance Period Days Elapsed	Days in Performance Period	Prorated Target Share Units (Rounded to nearest share)	Forfeited Share Units (Payable in $)	Certification Date
2007	6,882	1,096	1,461	5,163	1,719	January 1, 2011

Return on Equity Incentive Awards*
Grant Year	Target Incentive Amount	No. of Performance Period Days Elapsed	Days in Performance Period	Prorated Incentive Target Amount	Forfeited Amount	Certification Date
2007	$2,600,000	898	1,079	$2,163,855.42	$436,144.58	July 1, 2010
2008	$2,600,000	534	1,080	$1,285,555.56	$1,314,444.44	July 1, 2011

Total Shareholder Return Incentive Awards*
Grant Year	Target Shares	No. of Performance Period Days Elapsed	Days in Performance Period	Prorated Target Share Units (Rounded to nearest share)	Forfeited Share Units (Payable in $)	Certification Date
2007	22,607	898	1,461	13,896	8,711	July 18, 2011
2008	18,182	534	1,461	6,646	11,536	July 16, 2012

* Does not include any Return on Equity Awards and/or Total Shareholder Return Incentive Awards that may be granted in July 2009.

Attachment "A"	11 of 11